                                                                    EXHIBIT 4(u)


                              GUARANTEE AGREEMENT


                 This GUARANTEE AGREEMENT, dated as of ___________, 1995, is executed and delivered by Textron Inc., a Delaware corporation ("Textron" or the "Guarantor"), for the benefit of the holders from time to time of the Preferred Securities (as defined below).

                 WHEREAS, pursuant to an Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), dated as of the date hereof, of Textron Finance, L.P., a Delaware limited partnership (the "Issuer"), the Issuer may issue one or more series of limited partner interests in the Issuer (the "Preferred Securities");

                 WHEREAS, pursuant to the Partnership Agreement, the proceeds received by the Issuer from the issuance and sale of any such Preferred Securities will be invested by the Issuer in Junior Subordinated Debentures (as defined in the Partnership Agreement); and

                 WHEREAS, the Guarantor, as incentive for the Holders (as defined herein) to purchase Preferred Securities, desires hereby irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

                 NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.


                                   ARTICLE I

         As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings.
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

                 "Guarantee Payments" shall mean the following payments or distributions, without duplication, with re-spect to any series of Preferred Securities, to the extent not paid or made by the Issuer: (i) any accrued and unpaid Dividends that have theretofore been declared on such series of Preferred Securities, (ii) the redemption price, including all accrued and unpaid Dividends (the "Redemption Price"), payable out of funds legally available therefor, with respect to any Preferred Securities called for redemption by the Issuer, and (iii) upon a liquidation of the Issuer, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid Dividends on the Preferred Securities of such series to the date of payment and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution") payable in kind.

                 "Holder" shall mean any holder, as registered on the books and records of the Issuer, of any Preferred Securities of any series; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity owned more than 50% by the Guarantor, either directly or indirectly.


                                   ARTICLE II

                 SECTION 2.1. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (without duplication of amounts theretofore paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

                 SECTION 2.2. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                 SECTION 2.3. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                 (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to any series of Preferred Securities to be performed or observed by the Issuer;

                 (b) the extension of time for the payment by the Issuer of all or any portion of the Dividends, Redemption Price, Liquidation Distribution or any other sums payable under the terms of any series of Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, any series of Preferred Securities; provided that nothing in this Guarantee Agreement shall affect or impair any valid extension;

                 (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of any series of Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

                 (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

                 (e) any invalidity of, or defect or deficiency in, any series of Preferred Securities;

                 (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                 (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

                 SECTION 2.4. The Guarantor expressly acknowledges that (i) this Guarantee Agreement will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Special Representative to, among other things, enforce this Guarantee Agreement, the Special Representative may take possession of this Guarantee Agreement for such purpose; (iii) if no Special Representative has been appointed, the General Partner has the right to enforce this Guarantee Agreement on behalf of the Holders; (iv) the Holders of not less than a majority in aggregate liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Guarantee Agreement including the giving of directions to the General Partner or the Special Representative, as the case may be; and (v) if the General Partner or Special Representative fails to enforce this Guarantee Agreement as above provided, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other person or entity.

                 SECTION 2.5. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer.

                 SECTION 2.6. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

                 SECTION 2.7. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.3 hereof.


                                  ARTICLE III

                 SECTION 3.1. So long as any Preferred Securities remain outstanding, if there shall have occurred an Event of Default under the Indenture or the Guarantor shall be in default with respect to its payment obligations hereunder, then (a) the Guarantor shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto and (b) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor which rank pari passu with or junior to the Debentures; provided, however, the Guarantor may (i) declare and pay a stock dividend where the dividend stock is the same stock as that on which the dividend is being paid and (ii) repurchase its common stock from The Paul Revere Corporation ("Paul Revere") or its subsidiaries pursuant to the Agreement to Purchase Stock, dated as of April 12, 1990, by and among the Guarantor and The Paul Revere Insurance Company, The Paul Revere Protective Life Insurance Company and The Paul Revere Variable Annuity Insurance Company and the Stock Purchase Agreement, dated as of September 23, 1993, between the Guarantor and Paul Revere.

                 SECTION 3.2. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock. Any similar guarantee given hereafter by Textron with respect to Preferred Securities that is silent as to seniority will rank pari passu with this Guarantee Agreement.


                                   ARTICLE IV

                 This Guarantee Agreement shall terminate and be of no further force and effect, as to the Preferred Securities of any series, upon full payment of the Redemption Price of all Preferred Securities of such series, and will terminate completely upon full payment of the amounts payable in accordance with the Partnership Agreement upon liquidation of the Issuer. This Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must, in accordance with Delaware Revised Uniform Limited Partnership Act, restore payment of any sums paid under any series of Preferred Securities or this Guarantee Agreement.


                                   ARTICLE V

                 SECTION 5.1. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding.

                 SECTION 5.2. Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a majority in liquidation preference of all the outstanding Preferred Securities.

                 SECTION 5.3. Any notice, request or other communication required or permitted to be given hereunder to the Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), addressed to the Guarantor, as follows (and if so given, shall be deemed given when mailed):

                                  Textron Inc.
                             40 Westminster Street
                         Providence, Rhode Island 02903
                                 Facsimile No:
                                   Attention:

                 Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

                 SECTION 5.4. The masculine, feminine and neuter genders used herein shall include the masculine, feminine and neuter genders.

                 SECTION 5.5. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

                 SECTION 5.6. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                 THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                            TEXTRON INC.



                                            By:
                                                --------------------------------
                                                Name:
                                                Title: